Exhibit 99.2

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May __, 2010

John D. Reynolds
One N. Clematis St.
West Palm Beach, Florida 3340

Dear Mr. Reynolds:

You are hereby notified that the undersigned consents to being named as a nominee in any consent statement or proxy statement filed by The Committee to Enhance CopyTele with the Securities and Exchange Commission in connection with the solicitation of written consents or proxies for election of the undersigned as a director of CopyTele, Inc. (“CopyTele”) and serving as a director of CopyTele if elected.

Very truly yours,

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[NOMINEE]